Exhibit 99.1

NOVAGOLD Reports that the Corps is on Track to Publish the Draft
Environmental Impact Statement on Donlin Gold

▶
NOVAGOLD continues to make headway on the permitting of its Donlin Gold project, as the U.S. Army Corps of Engineers (the “Corps”) prepares to publish the draft Environmental Impact Statement (EIS) for public comment in the coming months

▶	NOVAGOLD’s strong financial position of $130 million in cash and term deposits as of August 31, 2015, will cover all current project activities and sustain us well beyond the permitting of Donlin Gold

October 6, 2015 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its third quarter financial results and updates for its flagship 50%-owned Donlin Gold project (the “Project”) in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three and nine months ended August 31, 2015 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC and Canadian securities regulators that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In the third quarter of 2015, NOVAGOLD achieved the following:

▶	The cooperating agencies completed the review of the Donlin Gold preliminary draft EIS (PDEIS) in July

▶	The Corps is on track to publish the Donlin Gold draft EIS for public comment

▶	Donlin Gold hired two additional senior permitting staff members who have taken lead roles on key permitting tasks as major permits also continue to progress

▶	Site visits were conducted at Galore Creek to continue to optimize integrated mining, waste and water management concepts in the Galore Valley

▶	Outreach activities continued in Alaska and British Columbia

▶	Donlin Gold delivered project updates, safety messages and lifejackets in over 50 villages across the Yukon-Kuskokwim (Y-K) region

▶	Galore Creek sponsored and participated in the Tahltan Literacy Camps, among other activities

▶
Released third segment of a four-part Alaska video series, People’s Connection to the River, which describes the importance of the Kuskokwim River as both a food source and “highway” connecting communities

President’s Message

An incredible amount of work was completed in the third quarter by all of the parties involved on the advancement of the Donlin Gold EIS. The Corps, along with the cooperating agencies, is on track with the previously released schedule and anticipates filing the draft EIS for public comment in the coming months. The constructive exchange, commitment and insight provided throughout this permitting process will further strengthen the quality of the Donlin Gold EIS, which represents a very thorough and thoughtful analysis of the project and its potential impacts. I was equally pleased to hear that the draft EIS Executive Summary will be provided in both English and Yup’ik, facilitating communication with stakeholders in the Y-K region who wish to provide input during the public comment period. This is the most comprehensive permitting process I have undertaken to date in my career.

The activities this quarter at Donlin Gold consisted mainly of permitting and outreach efforts. The EIS continued to advance with the cooperating agencies and Donlin Gold submitting the PDEIS comments, as well as Donlin Gold providing all remaining data analysis to the Corps. The agencies’ overall comments were constructive and helped strengthen the analysis of the Donlin Gold project’s potential impacts on the environment. Once the draft EIS is published, the public comment period, which is anticipated to take approximately five months, will follow. The Corps continues to work toward the publication of the final Donlin Gold EIS in 2017. The Company believes this timeline provides ample opportunity for stakeholders to comment on the draft EIS, while respecting the cultural practices of the Y-K region.

Donlin Gold also progressed other major permit applications with the agencies, such as working toward finalizing the air quality permit; completing approaches to water management, treatment, and discharge to facilitate issuance of the water discharge and use permits; obtaining concurrence of the Calista Corporation and The Kuskokwim Corporation, the Alaska Native landowners, on relocating existing trails that cross the project site, advancing the rights-of-way and lease applications for the gas pipeline; and finalizing plans for the Clean Water Act section 404 permitting process. Given the permitting deliverables that accompany a project such as Donlin Gold, two additional permitting experts were added to the team and have taken lead roles on key permitting tasks. Each has extensive experience with the National Environmental Policy Act and mine permitting in Alaska.

With a gold industry declining in size and quality, Donlin Gold presents an outstanding asset with an endowment of 39 million ounces of gold resources in the measured and indicated category, at an average grade of 2.2 grams per tonne, and a planned output of approximately 1,100,000 ounces of gold per year over its projected 27-year life.   Beyond size, quality and longevity, Donlin Gold’s other key attributes that distinguish it are geo-political stability, superb exploration potential, its location in a mining-friendly jurisdiction, and incredible leverage to a higher price of gold. When investor sentiment demands that a new mine be built, Donlin Gold will be the development project of choice.

Galore Creek technical studies advanced during the third quarter. Field visits were conducted to continue to optimize integrated mining, waste and water management concepts, as well as provide a basis for a long-term site management plan. Additionally, a request for expressions of interest was issued for a study of the access tunnel into the Galore Valley. We are satisfied to maintain our interest in Galore Creek at minimal spend and until such time that market conditions become more favorable for valuable polymetallic deposits such as this project.

Community investment and outreach is very important to us, especially in the regions where our assets are located.  It’s about more than obtaining a social license to operate; it’s about making connections and communicating transparently with all stakeholders. Throughout these busy summer months, the project teams were out in force to maintain a high level of engagement with surrounding communities. Donlin Gold visited with more than 50 villages throughout the Y-K region year-to-date by giving project updates and encouraging participation in and feedback at the upcoming draft EIS public meetings, as well as delivering safety messages and donating lifejackets. Furthermore, Donlin Gold sponsored and participated in 12 fairs, festivals and camps in the region. A Donlin Gold site tour was also completed with the local school district superintendent, local officials and Y-K Watershed Council.  Other initiatives in the third quarter included the partnership between Donlin Gold, Calista and Yulista to donate school supplies as part of the 2015 Yulista Backpack Campaign; and encouraging the younger generation to further their education through various training programs and scholarships. Galore Creek sponsored local fundraising events and volunteered at the Tahltan Literacy Camps which took place in three villages in northern British Columbia.

Having the foresight to raise capital almost four years ago, at a time when the window of opportunity was limited, was exactly what NOVAGOLD needed ahead of a significant market decline. Our cash and term deposits of approximately $130 million are more than sufficient to take Donlin Gold through the permitting process and could sustain NOVAGOLD if current market conditions persist.

The support and contribution of our shareholders, native corporations, joint venture partners and various government agencies is integral to the progress achieved to date on the Donlin Gold and Galore Creek projects. We are also privileged to have a dedicated Board of Directors providing valuable guidance as NOVAGOLD advances two exceptional deposits to the next stage of development.

Financial Results	in thousands of U.S. dollars, except for per share amounts

	Three months ended August 31, 2015 $	Three months ended August 31, 2014 $	Nine months ended August 31, 2015 $	Nine months ended August 31, 2014 $
General and administrative expense (1)	4,062	5,037	15,714	17,379
Share of losses – Donlin Gold	2,803	5,439	8,953	11,426
Share of losses – Galore Creek	(346)	270	65	1,520
Exploration and evaluation	52	-	353	-
Depreciation	8	9	26	27
Total operating expenses	6,579	10,755	25,111	30,352

Loss from operations	(6,579)	(10,755)	(25,111)	(30,352)
Other income (expense)	288	(1,253)	341	(3,034)

Loss for the period	(6,301)	(12,009)	(24,784)	(33,381)
Loss per share, basic and diluted	(0.02)	(0.04)	(0.08)	(0.11)

			At	At
			August 31, 2015 $	November 30, 2014 $
Cash and term deposits			129,987	165,325
Total assets			442,454	524,546
Total liabilities			103,173	119,430

(1)	Includes share-based compensation expense of $1,673 and $1,886 in the third quarter of 2015 and 2014, respectively, and $7,730 and $8,451 in the first nine months of 2015 and 2014, respectively.

In the third quarter, loss from operations decreased from $10.8 million in 2014 to $6.6 million in 2015. Our share of losses at the Donlin Gold project decreased by $2.6 million, as 2015 activities continued to focus on permitting. At the Galore Creek project, our share of losses was more than offset by a $0.6 million gain on the sale of surplus equipment. General and administrative expenses were lower due to favorable foreign exchange translation of expenses incurred in Canadian dollars.

For the nine months, loss from operations decreased from $30.4 million in 2014 to $25.1 million in 2015, primarily due to a decrease in our share of losses at Donlin Gold and Galore Creek. General and administrative expenses also decreased primarily due to favorable foreign exchange translation of expenses incurred in Canadian dollars. Exploration and evaluation expense includes $0.4 million for the Company’s share of the Donlin Gold joint studies with Barrick.

In the third quarter, net loss decreased from $12.0 million ($0.04 per share) in 2014 to $6.3 million ($0.02 per share) in 2015, primarily due to the decrease in operating losses noted above and increased foreign exchange gains and lower interest expense in 2015.

For the nine months, net loss decreased from $33.4 million ($0.11 per share) in 2014 to $24.8 million ($0.08 per share) in 2015, primarily due to an increase in foreign exchange gains and lower interest expense, partially offset by a $0.4 million write-down of investments in junior mining companies. The U.S. dollar significantly strengthened in relation to the Canadian dollar during the first nine months of 2015, and foreign exchange gains were realized by the Canadian parent company on its cash denominated in U.S. dollars, partially offset by foreign exchange losses on the convertible notes.

Liquidity and Capital Resources

NOVAGOLD’s cash and term deposits decreased by $4.7 million during the third quarter. The decrease resulted primarily from $2.8 million used to fund our share of the Donlin Gold and Galore Creek projects and $1.8 million used in operating activities for administrative costs. The term deposits are denominated in U.S. dollars and are held at two Canadian chartered banks.

With approximately $130 million in cash and term deposits as at August 31, 2015, NOVAGOLD believes it has sufficient capital to cover its share of the anticipated funding for the Donlin Gold and Galore Creek projects, in addition to general and administrative costs through to the completion of permitting the Donlin Gold project.

2015 Outlook

Based on spending to date of $35.3 million, the full year 2015 spending forecast has been reduced from $44.8 million to $41.3 million, which includes $15.8 million used in the second quarter to repay the principal on the remaining convertible notes, $12.0 million to fund our share of expenditures at the Donlin Gold and Galore Creek projects, $0.5 million for joint Donlin Gold studies with Barrick and $13.0 million for general and administrative costs, interest, working capital and other corporate purposes.

NOVAGOLD continues to focus on five key areas throughout the year: first, to advance the Donlin Gold project toward a construction/production decision; second, uphold strong relationships with all stakeholders; third, advance Galore Creek mine planning and project design; fourth, evaluate opportunities to monetize the value of Galore Creek; and fifth, maintain a healthy balance sheet.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place October 7th, 2015 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:                                                 www.novagold.com/investors/events/
North American callers:                        1-866-426-5215
International callers:                              1-704-908-0398
Conference ID:                                       44759099

The webcast will be archived on NOVAGOLD’s website for one year. For a transcript of the call please email info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39,000,000 ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold should average approximately 1,500,000 ounces of gold per year for the first five full years, followed by decades of more than one million ounces per year on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. The Donlin Gold project commenced permitting in 2012, a clearly defined process expected to take approximately five years.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD is currently evaluating opportunities to sell all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information

Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the “Second Updated Feasibility Study”).  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2015 outlook; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2014 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (2010)(“CIM Definition Standards 2010”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of “measured” or “indicated resources” will ever be converted into “reserves”. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to “indicated resource”, “measured resource”, or “mineral reserve” status. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.